BRITISH COLUMBIA

Number: C0732616

CERTIFICATE

OF

CONTINUATION

BUSINESS CORPORATIONS ACT

I Hereby Certify that DEJOUR ENTERPRISES LTD., which was duly registered as an extraprovincial company under the laws of British Columbia with certificate number A0037522, has continued into British Columbia from the Jurisdiction of ONTARIO, under the Business Corporations Act, with the name DEJOUR ENTERPRISES LTD. on August 16, 2005 at 03:51 PM Pacific Time.

Issued under my hand at Victoria, British Columbia
On August 16, 2005

RON TOWNSHEND
Registrar of Companies
Province of British Columbia
Canada